EXHIBIT 99.1

ENERGY XXI GULF COAST, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2009

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ENERGY XXI GULF COAST, INC.
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

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12 Greenway Plaza, Suite 1202 Houston, TX 77046 Phone 713-561-6500 Fax 713-968-7128 Web www.uhy-us.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
  Energy XXI Gulf Coast, Inc.

We have audited the accompanying consolidated balance sheets of Energy XXI Gulf Coast, Inc. (a Delaware Corporation) and subsidiaries (the “Company”) as of June 30, 2009 and 2008 and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three fiscal years in the period ended June 30, 2009. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Energy XXI Gulf Coast, Inc. and subsidiaries as of June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Houston, Texas
September 17, 2009

ENERGY XXI GULF COAST, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, except share information)

	June 30,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$79,620	$2,664
Receivables:
Oil and natural gas sales	40,087	116,678
Joint interest billings	17,624	21,322
Insurance and other	1,350	3,585
Prepaid expenses and other current assets	13,623	12,420
Royalty deposit	1,746	4,548
Deferred income taxes	-	88,340
Derivative financial instruments	31,404	2,179
TOTAL CURRENT ASSETS	185,454	251,736

Oil and gas properties – full cost method of accounting, net of accumulated depreciation, depletion, amortization and impairment	1,102,596	1,561,276
Other Assets
Derivative financial instruments	3,838	3,747
Deferred income taxes	-	35,850
Debt issuance costs, net of accumulated amortization	14,413	17,388

TOTAL ASSETS	$1,306,301	$1,869,997

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$80,494	$106,173
Accrued liabilities	26,102	66,266
Asset retirement obligations	66,244	16,717
Derivative financial instruments	15,732	245,626
Current maturities of long-term debt	3,851	7,093
TOTAL CURRENT LIABILITIES	192,423	441,875

Long-term debt, less current maturities	984,531	944,604
Asset retirement obligations	77,955	81,097
Derivative financial instruments	4,818	190,781
TOTAL LIABILITIES	1,259,727	1,658,357

COMMITMENTS AND CONTINGENCIES (NOTE 13)

STOCKHOLDER’S EQUITY
Common stock, $0.01 par value, 1,000,000 shares
authorized and 100,000 shares issued and outstanding
at June 30, 2009 and 2008	1	1
Additional paid-in capital	501,935	436,301
Retained earnings (deficit)	(493,859)	60,348
Accumulated other comprehensive income (loss), net of
income tax expense (benefit)	38,497	(285,010)
TOTAL STOCKHOLDER’S EQUITY	46,574	211,640

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,306,301	$1,869,997

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)

	Year Ended June 30,
	2009	2008	2007

REVENUES
Oil sales	$292,763	$394,661	$193,749
Natural gas sales	141,067	240,447	147,535
TOTAL REVENUES	433,830	635,108	341,284

COSTS AND EXPENSES
Lease operating expense	122,150	141,860	68,985
Production taxes	5,450	8,686	3,595
Impairment of oil and gas properties	576,996	-	-
Depreciation, depletion and amortization	214,641	300,033	144,961
Accretion of asset retirement obligation	14,635	8,167	3,991
General and administrative expense	21,171	22,533	21,594
Loss (gain) on derivative financial instruments	(10,147)	7,227	(2,937)
TOTAL COSTS AND EXPENSES	944,896	488,506	240,189

OPERATING INCOME (LOSS)	(511,066)	146,602	101,095

OTHER INCOME (EXPENSE)
Interest income	872	1,286	1,521
Interest expense	(94,019)	(101,655)	(60,303)
TOTAL OTHER INCOME (EXPENSE)	(93,147)	(100,369)	(58,782)

INCOME (LOSS) BEFORE INCOME TAXES	(604,213)	46,233	42,313

INCOME TAX EXPENSE (BENEFIT)	(50,006)	16,255	14,954

NET INCOME (LOSS)	$(554,207)	$29,978	$27,359

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In Thousands, except share information)

					Accumulated
			Additional	Retained	Other	Total
	Common Stock		Paid-in	Earnings	Comprehensive	Stockholder’s
	Shares	Value	Capital	(Deficit)	Income (Loss)	Equity

Balance, June 30, 2006	100,000	$1	$274,492	$3,011	$(4,552)	$272,952

Contributions from parent			88,070			88,070
Comprehensive income:
Net income				27,359		27,359
Unrealized gain on derivative financial instruments, net of income tax					7,316	7,316
Total comprehensive income						34,675
Balance, June 30, 2007	100,000	1	362,562	30,370	2,764	395,697

Contributions from parent			73,739			73,739
Comprehensive income (loss):
Net income				29,978		29,978
Unrealized loss on derivative financial instruments, net of income tax benefit					(287,774)	(287,774)
Total comprehensive loss						(257,796)

Balance, June 30, 2008	100,000	1	436,301	60,348	(285,010)	211,640

Contributions from parent			65,634			65,634
Comprehensive income (loss):
Net income (loss)				(554,207)		(554,207)
Unrealized gain on derivative financial instruments, net of income tax					323,507	323,507
Total comprehensive loss						(230,700)
Balance, June 30, 2009	100,000	$1	$501,935	$(493,859)	$38,497	$46,574

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended June 30,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(554,207)	$29,978	$27,359
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation, depletion and amortization	214,641	300,033	144,961
Impairment of oil and gas properties	576,996	-	-
Deferred income tax expense	(50,006)	16,251	15,818
Change in derivative financial instruments
Proceeds from sale of derivative instruments	66,480	-	-
Other	(19,549)	1,086	11,759
Accretion of asset retirement obligations	14,635	8,167	3,991
Amortization of debt issuance costs	5,245	4,186	7,045
Changes in operating assets and liabilities:
Accounts receivable	91,174	(65,053)	9,155
Prepaid expenses and other current assets	1,599	2,885	(8,547)
Settlements of asset retirement obligations	(25,421)	(21,500)	(4,614)
Accounts payable and other liabilities	(101,707)	78,379	53,892
Affiliates’ payable	-	-	(13,982)
NET CASH PROVIDED BY OPERATING ACTIVITIES	219,880	354,412	246,837

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions	-	(34,516)	(717,618)
Investment in properties	(243,387)	(299,790)	(424,720)
Proceeds from the sale of properties	3,233	-	1,400
Other-net	(221)	(260)	635
NET CASH USED IN INVESTING ACTIVITIES	(240,375)	(334,566)	(1,140,303)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	270,794	310,135	1,199,444
Contributions from parent	65,634	73,739	88,070
Payments on long-term debt	(236,707)	(415,733)	(358,574)
Debt issuance costs	(2,270)	(588)	(24,353)
NET CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES	97,451	(32,447)	904,587

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	76,956	(12,601)	11,121

CASH AND CASH EQUIVALENTS, beginning of year	2,664	15,265	4,144

CASH AND CASH EQUIVALENTS, end of year	$79,620	$2,664	$15,265

See accompanying Notes to Consolidated Financial Statements

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:  Energy XXI Gulf Coast, Inc. (“Energy XXI”), a Delaware corporation, was incorporated on February 7, 2006 and is a wholly-owned subsidiary of Energy XXI USA, Inc. (its “Parent”).  Energy XXI (together, with its wholly owned subsidiaries, the “Company”), is an independent oil and natural gas company, headquartered in Houston, Texas.  We are engaged in the acquisition, exploration, development and operation of oil and natural gas properties onshore in Louisiana and Texas and offshore in the Gulf of Mexico.

On December 5, 2008, we formed a new company, Energy XXI, Inc. which is now the parent company of our U.S. operations.  The company was capitalized by Energy XXI (US Holdings) Limited’s contribution of all of the capital stock of Energy XXI USA, Inc. and certain Energy XXI Gulf Coast, Inc.’s bonds.

Principles of Consolidation and Reporting. Our consolidated financial statements include the accounts of Energy XXI and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The consolidated financial statements for the previous periods include certain reclassifications that were made to conform to current presentation. Such reclassifications have no impact on previously reported net income, stockholders’ equity or cash flows.

Oil and Gas Properties.  We use the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission, (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

Oil and natural gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir.

We evaluate the impairment of our evaluated oil and gas properties through the use of a ceiling test as prescribed by SEC Regulation S-X Rule 4-10. Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capital costs. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be precisely measured. Such cost estimates related to future development costs of proved oil and gas reserves could be subject to significant revisions due to changes in regulatory requirements, technological advances and other factors which are difficult to predict. As discussed in Note 3 of Notes to Consolidated Financial Statements, we recorded a write-down to our oil and gas properties in the second and third quarters of fiscal 2009.  At June 30, 2009, 2008 and 2007, a 10 percent decrease in oil and gas prices would not impact the results of our full cost ceiling limitation test.

Revenue Recognition. We recognize oil and natural gas revenue under the entitlement method of accounting.  Under the entitlement method, revenue is recorded when title passes based on our net interest. We record our entitled share of revenues based on entitled volumes and contracted sales prices.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Estimates of proved reserves are key components of our depletion rate for our proved oil and natural gas properties and the full cost ceiling test limitation.  Accordingly, our accounting estimates require exercise of judgment.  While we believe that the estimates and assumptions used in preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

Business Segment Information. The Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 131 Disclosures about Segments of an Enterprise and Related Information establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise that engage in activities from which it may earn revenues and incur expenses, separate financial information is available and this information is regularly evaluated by the chief operating decision maker for the purpose of allocating resources and assessing performance.  Our operations involve the exploration, development and production of oil and natural gas and are entirely located in the United States of America.  We have a single, company-wide management team that administers all properties as a whole rather than as discrete operating segments.

Cash and Cash Equivalents.  We consider all highly liquid investments, with maturities of 90 days or less when purchased, to be cash and cash equivalents.

Allowance for Doubtful Accounts.  We establish provisions for losses on accounts receivables if it is determined that collection of all or a part of an outstanding balance is not probable.  Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method.  As of June 30, 2009 and 2008, no allowance for doubtful accounts was necessary.

Depreciation, Depletion and Amortization.  The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization.  The depreciable base of oil and natural gas properties is amortized using the unit-of-production method.

Capitalized Interest.  Oil and natural gas investments in significant unproved properties and major development projects, on which DD&A expense is not currently recorded and on which exploration or development activities are in progress, qualify for capitalization of interest.  Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs. Capitalized interest cannot exceed gross interest expense.  As excluded oil and natural gas costs are transferred to the depreciable base, the associated capitalized interest is also transferred.  For the years ended June 30, 2009, 2008 and 2007, we have not capitalized any interest expense.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligations. Our investment in oil and gas properties includes an estimate of the future cost associated with dismantlement, abandonment and restoration of our properties. These costs are recorded as provided in SFAS No. 143, Accounting for Asset Retirement Obligations. The present value of the future costs are added to the capitalized cost of our oil and gas properties and recorded as a long-term or current liability. The capitalized cost is included in oil and gas properties cost that are depleted over the life of the assets. The estimation of future costs associated with dismantlement, abandonment and restoration requires the use of estimated costs in future periods that, in some cases, will not be incurred until a substantial number of years in the future. Such cost estimates could be subject to significant revisions in subsequent years due to changes in regulatory requirements, technological advances and other factors which may be difficult to predict.

In August 2008, Hurricane Gustav and in September 2008 Hurricane Ike damaged certain of our facilities in the Gulf of Mexico which increased our abandonment costs and changed the timing of the estimated abandonment.

Debt Issuance Costs.  Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the scheduled maturity of the debt utilizing the straight-line method, which approximates the interest method.

Derivative Instruments. We utilize derivative instruments in the form of natural gas and crude oil put, swap and collar arrangements and combinations of these instruments in order to manage the price risk associated with future crude oil and natural gas production. Such derivatives are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Gains or losses resulting from transactions designated as cash flow hedges are recorded at market value and are deferred and recorded, net of related tax impact, in Accumulated Other Comprehensive Income (“AOCI”) as appropriate, until recognized as operating income in our consolidated statement of income as the physical production hedged by the contracts is delivered. Instruments not qualifying for hedge accounting treatment are recorded in the balance sheet and changes in fair value are recognized in earnings.

The net cash flows related to any recognized gains or losses associated with cash flow hedges are reported as oil and gas revenue and presented in cash flow from operations. If a hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production hedged by the contract is delivered.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes. We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for oil and natural gas properties and derivative instruments for financial reporting purposes and income tax purposes. For financial reporting purposes, all exploratory and development expenditures are capitalized and depreciated, depleted and amortized on the unit-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we may use certain provisions of the Internal Revenue Code which allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion.

When recording income tax expense, certain estimates are required to be made by management due to timing and to the impact of future events on when income tax expenses and benefits are recognized by us. We periodically evaluate any tax operating loss and other carryforwards to determine whether a gross tax asset, as well as a valuation allowance, should be recognized in our consolidated financial statements.

We adopted the provisions of FIN 48 and applied the guidance of FIN 48-1 as of July 1, 2007. As of the adoption date, we did not record a cumulative effect adjustment related to the adoption of FIN 48 or have any gross unrecognized tax benefit. At June 30, 2009, we did not have any FIN 48 liability or gross recognized tax benefit.

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS

New Accounting Standards.  We disclose the existence and effect of accounting standards issued but not yet adopted by us with respect to accounting standards that may have an impact on us when adopted in the future.

Modernization of Oil and Gas Reporting. In December 2008, the SEC issued a final rule, Modernization of Oil and Gas Reporting, which is effective January 1, 2010 for reporting 2009 oil and gas reserve information. The new disclosure requirements permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. The new disclosure also requires companies to include nontraditional resources such as oil sands, shale, coalbeds or other nonrenewable natural resources in reserves if they are intended to be upgraded to synthetic oil and gas. Currently the SEC requires that reserve volumes are determined using prices on the last day of the reporting period; however, the new disclosure requirements provide for reporting oil and gas reserves using an average price based upon the prior twelve-month period rather than year-end prices. The twelve-month average price will also be used for purposes of calculating future net cash flows from proved oil and gas reserves for the SEC full cost ceiling limitations, and the results will not be subject to a single day pricing mechanism. Although the Financial Accounting Standards Board (“FASB”) currently requires the price on the last day of the reporting period to be used for accounting purposes, the FASB has added it to their agenda to conform with the SEC. The new requirements also will allow companies to disclose their probable and possible reserves to investors and will require companies to report the independence and qualifications of their reserve preparer or auditor. We will adopt the provisions of the release for our June 30, 2010 Annual Report. We are currently evaluating the impact of the release.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.   In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 157-4 Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”) and FSP FAS 107-1 and APB 28-1 Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). These FSPs are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted; however, early adoption requires that the FSPs are adopted concurrently.

FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, Fair Value Measurements (“SFAS 157”), when the volume and level of activity for the asset or liability have significantly decreased, as well as guidance for identifying circumstances that indicate a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.

FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods.

The adoption of these FSP’s did not have an impact on our consolidated financial position, results of operations or cash flows.

Subsequent Events. In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), which establishes principles and requirements for subsequent events. This statement defines the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, and the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. SFAS 165 also sets forth the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual periods ending after June 15, 2009. The adoption of SFAS 165 did not have an impact on our consolidated financial position, results of operations or cash flows. We evaluate events and transactions that occur after the balance date but before the financial statements are issued.  We evaluated such events and transactions through September 17, 2009.

Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”).  In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation (“FIN”) No. 46(R) (“FIN 46(R)”), (“SFAS 167”). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. This statement is effective for fiscal years beginning after November 15, 2009, and for interim periods within that first annual reporting period. We are currently evaluating the impact of this standard.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Accounting for Business Combinations.  In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the date of adoption, which is July 1, 2009 for the Company.

NOTE 3 – IMPAIRMENT OF OIL AND GAS PROPERTIES

  Ceiling Test. Under the full cost method of accounting, we are required to perform each quarter, a “ceiling test” that determines a limit on the book value of our oil and gas properties.  If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax effects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A.  Future net cash flows are based on period-end commodity prices and exclude future cash outflows related to estimated abandonment costs.  As of the reported balance sheet date, capitalized costs of an oil and gas producing company may not exceed the full cost limitation calculated under the above described rule based on current spot market prices for oil and natural gas. However, if prior to the balance sheet date, the company enters into certain hedging arrangements for a portion of its future natural gas and oil production, thereby enabling the company to receive future cash flows that are higher than the estimated future cash flows indicated by use of the spot market price as of the reported balance sheet date, these higher hedged prices are used if they qualify as cash flow hedges under the provisions of Statement 133 as amended.

Because of the significant decline in crude oil and natural gas prices, coupled with the impact of Hurricanes Gustav and Ike, we recognized a non-cash write-down of the net book value of our oil and gas properties of $117.9 million and $459.1 million in the third and second quarters of fiscal 2009, respectively.   The write-downs were reduced by $179.9 million and $203.0 million pre-tax as a result of our hedging program in the third and second quarters of fiscal 2009, respectively.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 4 – ACQUISITIONS

Partnership

In July 2007, our Parent acquired a 49.5% limited partnership interest in the Castex Energy 2007, L.P. (the “Partnership”). The Partnership was formed on May 30, 2007 with Castex Energy, Inc. as general partner and Castex Energy 2005, L.P. as the limited partner. Revenue and expenses are allocated 1% to the general partner and 99% to the limited partners. The Partnership was formed to acquire certain onshore southern Louisiana assets from EPL of Louisiana, L.L.C. effective April 1, 2007 for consideration of $71.7 million.

The Partnership financed the acquisition with a $73 million credit agreement with Lehman Brothers Inc. acting as sole arranger and Lehman Commercial Paper Inc. as administrative agent. The credit agreement required the Partnership to enter into certain derivative transactions and under certain circumstances requires additional capital contributions by the partners of up to $15 million.

The following table presents the allocation of our Parent’s 49.5% interest of the assets acquired and liabilities assumed, based on their fair values on July 1, 2007 (in thousands):

Net working capital	$5,678
Other assets	510
Oil and natural gas properties	29,947
Total Assets	$36,135

Long-term debt	$36,135

On November 30, 2007, our Parent’s proportionate share of the Partnership assets and liabilities were distributed to it.  On December 1, 2007, our Parent transferred to us their distributed share of the Partnership’s net oil and gas properties at book value, $24,448,000.

The following summarized unaudited pro forma financial information for the year ended June 30, 2008 assumes that the acquisition of the Partnership oil and gas properties had occurred on July 1, 2007. These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisition as of July 1, 2007 or the results that will be attained in the future (in thousands):

Year Ended June 30, 2008

Revenues	$643,232
Operating Income	$149,318
Net Income	$30,731

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 4 - ACQUISITIONS (Continued)

East Cameron Field

In July 2007, we acquired from ExxonMobil for $3.5 million plus assumption of asset retirement obligations, their approximately 30 percent interest in the East Cameron 334/335 Field in the Gulf of Mexico.  We had previously acquired an interest in this field from Pogo Producing Company.

Pogo

On April 24, 2007, we announced that we had conditionally agreed to purchase certain oil and natural gas properties in the Gulf of Mexico (the “Pogo Properties”) from Pogo Producing Company (the “Pogo Acquisition.”) The Pogo Acquisition included working interests in 28 oil and gas fields.

On June 8, 2007, we closed the purchase of these properties for $409.8 million net of approximately $7.8 million in preference rights that were exercised and the assumption of $1.8 million of non current liabilities.

Subsequent to closing it was determined that the preference rights related to the South Pass 49 pipeline would not be exercised so we paid an additional $3 million to Pogo which was accrued at June 30, 2007. We received the final settlement statement in July 2008 for the properties operation for the period from the effective date (April 1, 2007) to the closing date.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on June 8, 2007 ( in thousands ):

Oil and natural gas properties	$449,223
Asset retirement obligations	(32,244)
Other non current liabilities	(1,842)
Cash paid, including acquisition costs of $461	$415,137

Castex

On June 7, 2006, we entered into a definitive agreement with a number of sellers to acquire certain oil and natural gas properties in Louisiana (the “Castex Acquisition”).  We closed the Castex Acquisition on July 28, 2006.  Our cash cost of the acquisition was approximately $311.2 million.

The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values on July 28, 2006 (in thousands):

Oil and natural gas properties	$318,024
Asset retirement obligations	(5,518)
Cash paid, including acquisition costs of $1,362	$312,506

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 4 - ACQUISITIONS (Continued)

Pogo and Castex Pro Forma Information (Unaudited)

The following summarized unaudited pro forma financial information for the period from inception (February 7, 2006) through June 30, 2006 and for the year ended June 30, 2007 assumes that the Pogo and Castex Acquisitions had occurred on February 7, 2006.  These unaudited pro forma financial results have been prepared for comparative purposes only and may not be indicative of the results that would have occurred if we had completed the acquisitions as of February 7, 2006 or the results that will be attained in the future (in thousands).

Year Ended June 30, 2007
Revenues	$471,265
Operating Income	$94,453
Net Loss	$(1,135)

The following table reflects the cash acquisition costs for the year ended June 30, 2008 (in thousands):

Year Ended June 30, 2008

Partnership Acquisition and Closing Adjustment	$27,044
East Cameron 334/335 Field Acquisition	3,521
East Cameron 334/335 Field Closing Adjustment	(136)
POGO Acquisition Closing Adjustment	2,536
Marlin Closing Adjustment	1,523
Castex Acquisition Closing Adjustment	28
$34,516

NOTE 5 - OIL AND GAS PROPERTIES

Oil and gas properties consist of the following (in thousands):

	June 30,
	2009	2008
Oil and gas properties
Proved properties	$2,221,963	$1,810,814
Less: Accumulated depreciation, depletion, amortization and impairment	1,256,856	465,219
Proved properties – net	965,107	1,345,595
Unproved properties	137,489	215,681
Oil and gas properties – net	$1,102,596	$1,561,276

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 6 - LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	June 30,
	2009	2008
First lien revolver	$234,531	$192,000
High yield facility	750,000	750,000
Put premium financing	3,851	9,697
Total debt	988,382	951,697
Less current maturities	3,851	7,093
Total long-term debt	$984,531	$944,604

Maturities of long-term debt as of June 30, 2009 are as follows (in thousands):

Year Ending June 30,
2010	$3,851
2011	234,531
2013	750,000
Total	$988,382

First Lien Revolver

Our first lien revolver was amended and restated on June 8, 2007. This facility is guaranteed by our Parent. This facility has a face value of $700 million and matures on June 8, 2011. The credit facility bears interest based on the borrowing base usage, at the applicable London Interbank Offered Rate, plus applicable margins ranging from 1.50 percent to 2.25 percent or an alternate base rate, based on the federal funds effective rate plus applicable margins ranging from 0.50 percent to 1.25 percent. However, if an additional equity contribution in an amount of at least $50 million is made by our Parent to us, all of the margins above will be subject to a 0.25 percent reduction. The credit facility is secured by mortgages on at least 85 percent of the value of our proved reserves. Our initial borrowing base under the facility was $425 million.

On November 19, 2007, the credit facility was further amended.  The amendment, among other things, increased the borrowing base to $450 million and modified the commodity hedge limitations and minimum liquidity during certain periods.  We incurred $0.7 million to amend the first lien revolver including $0.5 million associated with syndicating the credit facility.

On December 9, 2008, the credit facility was again amended.  The amendment, among other things, reduced the borrowing base to $400 million.  The amendment provides protection to other lenders should any bank in the syndicate fail to fund their share of the revolver and other provisions which effectively reduce the available borrowing base to $380 million and carves out certain derivative contracts from the hedge limits contained in the revolver.

On April 6, 2009 the credit facility was again amended.  The amendment, among other things, reduced the borrowing base to $240 million, amended the financial covenants related to the total leverage ratio to 4.5 to 1.0 commencing with the quarter ended June 30, 2009 and added a secured debt ratio not to exceed 2.5 to 1.0 beginning with the quarter ended June 30, 2009.  The amendment also modified the interest rates payable under the facility and pledged the bonds held by our Parent as security.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 6 - LONG-TERM DEBT (Continued)

Our first lien revolving credit facility requires us to maintain certain financial covenants. Specifically, we may not permit our total leverage ratio to be more than 4.5 to 1.0 with certain reductions in this ratio over time (which was amended on April 6, 2009), our interest rate coverage ratio to be less than 3.0 to 1.0, a secured debt ratio to be more than 2.5 to 1.0, or our current ratio (in each case as defined in our first lien revolving credit facility) to be less than 1.0 to 1.0, in each case, as of the end of each fiscal quarter. In addition, we are subject to various covenants including those limiting dividends and other payments, making certain investments, margin, consolidating, modifying certain agreements, transactions with affiliates, the incurrence of debt, changes in control, asset sales, liens on properties, sale leaseback transactions, entering into certain leases, the allowance of gas imbalances, take or pay or other prepayments, entering into certain hedging agreements, as well as a covenant to maintain John D. Schiller, Jr., Steven A. Weyel and David West Griffin in their current executive positions, subject to certain exceptions in the event of death or disability to one of these individuals.

The first lien revolving credit facility also contains customary events of default, including, but not limited to non-payment of principal when due, non-payment of interest or fees and other amounts after a grace period, failure of any representation or warranty to be true in all material respects when made or deemed made, defaults under other debt instruments (including the indenture governing the notes), commencement of a bankruptcy or similar proceeding by or on behalf of us or a guarantor, judgments against us or a guarantor, the institution by us to terminate a pension plan or other ERISA events, any change in control, loss of liens, failure to meet financial ratios, and violations of other covenants subject, in certain cases, to a grace period.  As of June 30, 2009, we are in compliance with all covenants.

High Yield Facility

On June 8, 2007 we completed a $750 million private offering of 10 percent Senior Notes due 2013 (“Old Notes”).  As part of the private offering we agreed to use our best efforts to complete an exchange offer, which we completed on October 16, 2007.  In the exchange offer, the Old Notes were exchanged for $750 million of 10 percent Senior Notes due 2013 that have been registered under the Securities Act of 1933 (“New Notes”), with terms substantially the same as the Old Notes.  All of the issued and outstanding Old Notes were exchanged for New Notes.  We did not receive any cash proceeds from the exchange offer.

The notes are guaranteed by our Parent and by each of our existing and future material domestic subsidiaries. We have the right to redeem the new notes under various circumstances and will be required to make an offer to repurchase the new notes upon a change of control and from the net proceeds of asset sales under specified circumstances.

  As of June 30, 2009, our Parent has purchased a total of $126.0 million total face amount of the New Notes at an average cost of 72.13, or $90.9 million, plus accrued interest of an incremental $3.3 million for a total cost of $94.2 million. The purchased New Notes remain outstanding and accrue interest at 10 percent.  The $35.1 million pre-tax gain on the New Notes repurchased is deferred and is amortized over the remaining life of the New Notes at our parent level, as the New Notes have not been retired.

We believe that the fair value of our high yield facility as of June 30, 2009 was $446 million.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 6 - LONG-TERM DEBT (Continued)

Put Premium Financing

We finance puts that we purchase with our hedge providers. Substantially all of our hedges are done with members of our bank groups. Put financing is accounted for as debt and this indebtedness is pari pasu with borrowings under the first lien revolving credit facility. The hedge financing is structured to mature when the put settles so that we realize the value net of hedge financing. As of June 30, 2009 and June 30, 2008, our outstanding hedge financing totaled $3.9 million and $9.7 million, respectively.

Interest Expense

Interest expense for the year ended June 30, 2009 was $94.0 million, which includes $5.2 million of amortization of debt issuance costs, $87.7 million associated with the high yield facility and the first lien revolver and $1.1 million associated with the put premium financing and other.

Interest expense for the year ended June 30, 2008 was $101.7 million, which includes $4.3 million of amortization of debt issuance costs, $96.1 million associated with the high yield facility, the first lien revolver and the Partnership debt and $1.3 million associated with the put premium financing and other.

Interest expense for the year ended June 30, 2007, of $60.3 million, consists of $7.0 million of amortization and write-off of debt issuance costs, $48.1 million associated with the first lien revolver, second lien facility and the high yield facility, $3.3 million in prepayment penalties and $1.9 million associated with put premium financing and other.

NOTE 7 – NOTE PAYABLE

In July 2008, we entered into a $17.2 million note payable with AFCO Credit Corporation to finance a portion of our insurance premiums. The note was payable in 11 monthly installments of $1,589,988, including interest at an annual rate of 3.249 percent, beginning August 1, 2008.  The note has been paid off as of June 30, 2009.

NOTE 8 - ASSET RETIREMENT OBLIGATIONS

The following table describes the changes to our asset retirement obligations (in thousands):

	Year Ended June 30,
	2009	2008

Balance at beginning of year	$97,814	$75,829
Liabilities acquired	-	12,863
Liabilities incurred	4,152	12,230
Liabilities settled	(40,123)	(21,500)
Revisions in estimated cash flows (1)	67,721	10,225
Accretion expense	14,635	8,167
Total balance at end of year	144,199	97,814
Less current portion (1)	66,244	16,717
Long-term balance at end of year	$77,955	$81,097

(1)  The revisions in estimated cash flows and the related current portion of asset retirement obligations relate primarily to the impact of Hurricanes Gustav and Ike, which impacted both the estimated cost of the abandonment of certain facilities as well as the timing of the abandonment.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 9 - DERIVATIVE FINANCIAL INSTRUMENTS

We enter into hedging transactions with major financial institutions to reduce exposure to fluctuations in the price of crude oil and natural gas. We use financially settled crude oil and natural gas puts, swaps, zero-cost collars and three-way collars. Any gains or losses resulting from the change in fair value from hedging transactions that are determined to be ineffective are recorded as a component of operating income, whereas gains and losses from the settlement of hedging contracts are recorded in crude oil and natural gas revenue.

With a financially settled purchased put, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the hedged price of the transaction. With a swap, the counterparty is required to make a payment to us if the settlement price for a settlement period is below the hedged price for the transaction, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the hedged price for the transaction. With a zero-cost collar, the counterparty is required to make a payment to us if the settlement price for any settlement period is below the floor price of the collar, and we are required to make a payment to the counterparty if the settlement price for any settlement period is above the cap price for the collar. A three-way collar is a combination of options, a sold call, a purchased put and a sold put. The sold call establishes a maximum price we will receive for the volumes under contract. The purchased put establishes a minimum price unless the market price falls below the sold put, at which point the minimum price would be the reference price (i.e., NYMEX) plus the difference between the purchased put and the sold put strike price.

The energy markets have historically been very volatile, and there can be no assurances that crude oil and natural gas prices will not be subject to wide fluctuations in the future. While the use of hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2009 resulted in an increase in crude oil and natural gas sales in the amount of $42.7 million. For the year ended June 30, 2009, we recognized a gain of approximately $1.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $9.9 million and an unrealized loss of approximately $1.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2008 resulted in a decrease in crude oil and natural gas sales in the amount of $78.9 million. For the year ended June 30, 2008, we recognized a gain of approximately $0.5 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized loss of approximately $3.9 million and an unrealized loss of approximately $2.7 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

Cash settlements, net of the amortization of purchased put premiums on effective cash flow hedges for the year ended June 30, 2007 resulted in an increase in crude oil and natural gas sales in the amount of $32.4 million. For the year ended June 30, 2007, we recognized a loss of approximately $0.7 million related to the net price ineffectiveness of our hedged crude oil and natural gas contracts and a realized gain of approximately $3.3 million and an unrealized gain of approximately $0.3 million, respectively, on derivative financial transactions that did not qualify for hedge accounting.

In March 2009, we monetized certain hedge positions and received cash proceeds of $66.5 million. These amounts are carried in stockholders’ equity as part of other comprehensive income and will be recognized in income over the contract life of the underlying hedge contracts. Crude oil and natural gas sales were increased by $17.9 million for the year ended June 30, 2009 and will be increased by $38.2 million and $10.4 million for the years ended June 30, 2010 and 2011, respectively, as a result of the amortization of these monetized hedges.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 9 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

As of June 30, 2009, we had the following contracts outstanding (Asset (Liability) and Fair Value Gain (Loss) in thousands):

	Crude Oil				Natural Gas
			Total				Total		Total
	Volume	Contract	Asset	Fair Value	Volume	Contract	Asset	Fair Value	Asset	Fair Value
Period	(MBbls)	Price (1)	(Liability)	(Loss)	(MMMBtus)	Price (1)	(Liability)	(Loss)	(Liability)	(Loss) (2)
Put Spreads
7/09 – 6/10	591	82.90/107.16	$12,343	$6,377	5,140	$6.18/8.30	$9,830	$4,064	$22,173	$10,441
Swaps
7/09 – 6/10	1,481	72.92	(17,617)	(11,357)	6,320	4.93	5,753	4,817	(11,864)	(6,540)
7/10 – 6/11	653	76.54	(4,993)	(3,511)	3,392	6.61	(3,510)	(1,090)	(8,503)	(4,601)
7/11 – 6/12	97	78.96	(554)	(360)	2,208	6.59	139	87	(415)	(273)
			(23,164)	(15,228)			2,382	3,814	(20,782)	(11,414)
Collars
7/00 – 6/10	364	78.26/107.86	3,673	1,746					3,673	1,746
7/10 – 6/11	196	77.29/106.12	1,641	723					1,641	723
			5,314	2,469					5,314	2,469
Three-Way Collars
7/09 – 6/10	287	52.70/67.43/81.57	(292)	(190)	5,790	6.00/8.21/10.15	8,150	4,900	7,858	4,710
7/10 – 6/11	97	51.27/66.27/82.03	(436)	(283)	5,990	5.85/8.00/10.27	6,158	3,999	5,722	3,716
7/11-6/12					1,840	5.50/7.50/10.55	855	552	855	552
			(728)	(473)			15,163	9,451	14,435	8,978
Total			$(6,235)	$(6,855)			$27,375	$17,329	$21,139	$10,474

 (1)           The contract price is weighted-averaged by contract volume.
(2)	The gain on derivative contracts is net of applicable income taxes.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 9 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

The following table quantifies the fair values, on a gross basis, of all our derivative contracts and identifies its balance sheet location as of June 30, 2009 (In thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	$45,886	Current	$27,901
	Non-current	9,419	Non-current	7,769
		55,305		35,670
Interest Rate Contracts			Derivative financial instruments
			Current	3,474
Total derivatives designated as hedging instruments under Statement 133
		55,305		39,144
Derivatives not designated as hedging instruments under Statement 133

Commodity Contracts	Derivative financial instruments		Derivative financial instruments
	Current	3,693	Current	2,532
	Non-current	1,082	Non-current	3,712
		4,775		6,244
Total derivatives		$60,080		$ 45,388

The following table quantifies the fair values, on a gross basis, the effect of derivatives on our financial performance and cash flows for the year ended June 30, 2009 (in thousands):

	Amount of (Gain) Loss Recognized in Income on Derivative (Effective Portion)		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of (Gain) Loss Recognized in Income on Derivative (Ineffective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI into Income (Ineffective Portion)
Derivatives in Statement 133 Cash Flow Hedging Relationships

	Qtr	YTD		Qtr	YTD		Qtr	YTD

Commodity Contracts	$41,880	$(323,693)	Revenue	$(27,011)	$(42,662)	Gain / (Loss) on derivative financial instruments	$2,150	$(1,538)

Interest Rate Contracts	(333)	186	Interest expense	813	2,292	Gain / (Loss) on derivative financial instruments	-	-

Total	$41,547	$(323,507)		$(26,198)	$(40,370)		$2,150	$(1,538)

Derivatives Not Designated as Hedging Instruments under Statement 133		Amount of (Gain) Loss Recognized in Income on Derivative
	Location of (Gain) Loss Recognized in Income on Derivative

		Qtr	YTD

Commodity Contracts	(Gain) loss on derivative financial instruments	$(3,316)	$(8,609)

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 9 - DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

We have reviewed the financial strength of our hedge counterparties and believe the credit risk to be minimal. At June 30, 2009, we had no deposits for collateral with our counterparties.

On June 26, 2006, we entered into an interest rate costless collar to mitigate the risk of loss due to changes in interest rates.  The dollar amount hedged was $75 million with the interest rate collar being 5.45 percent to 5.75 percent.  At June 30, 2009, we had deferred $2.3 million, net of tax benefit, in losses in OCI related to this instrument.

The following table reconciles the changes in accumulated other comprehensive income (loss) (in thousands):

	Year Ended
	June 30, 2009	June 30, 2008

Balance at beginning of year	$(285,010)	$2,764
Hedging activities:
Commodity
Change in fair value (loss)	162,536	(279,380)
Reclassified to income (loss)	161,157	(6,663)
Interest rate
Change in fair value (loss)	(2,444)	(1,841)
Reclassified to income	2,258	110
Balance at end of year	$38,497	$(285,010)

The amounts expected to be reclassified to income in the next 12 months are $32.5 million income on our commodity hedges and a $3.5 million loss on our interest rate hedge.

NOTE 10 - SUPPLEMENTAL CASH FLOW INFORMATION

The following represents our supplemental cash flow information (in thousands):

	Year Ended June 30,
	2009	2008	2007

Cash paid for interest	$88,859	$97,937	$48,630
Cash paid (received) for income taxes	-	(2,000)	2,400

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 10 - SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

The following represents our non-cash investing and financing activities (in thousands):

	Year Ended June 30,
	2009	2008	2007

Additions to property and equipment by recognizing accounts payables	$20,929	$48,595	$50,866
Put premiums acquired through financing	2,598	7,097	-
Additions to property and equipment by recognizing asset retirement obligations	4,152	12,230	4,618

NOTE 11 - RELATED PARTY TRANSACTIONS

During the years ended June 30, 2009, 2008 and 2007, we received capital contributions of $65.6 million, $73.7 million and $88.1 million, respectively, from our Parent.

The Company has no employees; instead it receives management services from Energy XXI Services, LLC (“Energy Services”), an affiliate of the Company.  Other services provided by Energy Services include legal, accounting, tax, corporate secretarial, human resources, employee benefit administration, office space and other furniture and equipment management, and other support services.  Cost of these services for the years ended June 30, 2009, 2008 and 2007 was approximately $20.1 million, $21.4 million and $18.4 million, and is included in general and administrative expense.

NOTE 12 - HURRICANES KATRINA, RITA, GUSTAV AND IKE

We have interest in properties that were damaged by hurricanes Katrina and Rita.  Our insurance coverage is an indemnity program that provides for reimbursement after funds are expended.  In January 2007, we reached a global settlement for $38.8 million with our insurance carrier.  The entire amount has been received.

We also incurred property damage by hurricanes Gustav and Ike.  As of June 30, 2009, we have incurred approximately $35.8 million of costs and have been reimbursed $27.9 million by our insurance carrier.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Litigation. We are involved in various legal proceedings and claims, which arise in the ordinary course of our business. We do not believe the ultimate resolution of any such actions will have a material effect on our financial position or results of operations.

Letters of Credit and Performance Bonds. We had $1.1 million in letters of credit and $11.8 million of performance bonds outstanding as of June 30, 2009.

Drilling Rig Commitments. As of June 30, 2009, we have a drilling rig commitment for approximately thirty-six days to be used in the future at a total cost of $2.0 million.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 14 - INCOME TAXES

We are a U.S. Delaware company and a member of a consolidated group of corporations for U.S. federal income tax purposes with respect to which Energy XXI USA, Inc., (the “U.S. Parent”) is the parent entity.  Energy XXI (Bermuda) Limited (the indirect “Foreign Parent”) indirectly owns 100% of U.S. Parent.  FASB Statement 109 provides that the income tax amounts presented in the separate financial statements of a subsidiary entity that is a member of a consolidated group should be based upon a reasonable allocation of the income tax amounts of the consolidated group. Accordingly, the income tax amounts presented herein have been computed by applying the provisions of FASB Statement 109 to Energy XXI and its subsidiaries as if it were a separate consolidated group.

We operate through our various subsidiaries in the United States; accordingly, income taxes have been provided based upon the tax laws and rates of the United States as they apply to our current ownership structure.

The components of our income tax provision are as follows (in thousands):

	June 30, 2009	June 30, 2008	June 30, 2007

Current	$-	$4	$(864)
Deferred	(50,006)	16,251	15,818
Income tax expense (benefit)	$(50,006)	$16,255	$14,954

The following is a reconciliation of statutory income tax expense to our income tax provision (in thousands):

	June 30, 2009	June 30, 2008	June 30, 2007

Income (loss) before income taxes	$(604,213)	$46,233	$42,313
Statutory rate	35%	35%	35%
Income tax expense computed at statutory rate	$(211,474)	$16,182	$14,809
Reconciling items:
State income taxes, net of federal tax benefit	-	103	981
Change in valuation allowance	136,346	-
Cancellation of debt income – GC bond repurchase	12,289	-
Cancellation of debt income – contributed GC bonds	12,242
Other	591	(30)	(836)
Income tax expense (benefit)	$(50,006)	$16,255	$14,954

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 14 - INCOME TAXES (Continued)

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The components of our deferred taxes are detailed in the table below (in thousands):

	June 30, 2009	June 30, 2008	June 30, 2007
Deferred tax assets:
Derivative instruments	$-	$155,947	$-
Asset retirement obligation	30,220	33,976	26,540
Tax loss carryforwards	58,013	60,729	88,996
Oil and gas properties	59,374	-	-
Other	3,799	2,657	355
Total deferred tax assets	151,406	253,309	115,891

Deferred tax liabilities:
Derivative instruments	956	-	-
State tax obligation	1,100	1,100	4,260
Oil and gas properties	-	116,138	126,145
Other	13,004	11,881	-
Total noncurrent deferred tax liabilities	15,060	129,119	130,405

Valuation allowance	136,346	-	-

Net deferred tax asset (liability)	$-	$124,190	$(14,514)

Reflected in the accompanying balance sheet as:
Current deferred tax asset	$-	$88,340	$-
Non-current deferred tax asset	-	35,850	355
Current deferred tax liability	-	-	$(14,869)
Net deferred tax asset (liability)	$-	$124,190	$(14,514)

At June 30, 2009, the US consolidated tax group had a federal tax loss carryforward (“NOLs”) of approximately $182 million and a state income tax loss carryforward of approximately $223 million, which will expire in various amounts beginning in 2022 and ending in 2028.  As of June 30, 2009, Energy XXI Gulf Coast, Inc. was the primary contributor of the federal and state loss carryforwards to the US consolidated tax group.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 14 - INCOME TAXES (Continued)

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize its NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership percentage of certain shareholders in the stock of the corporation by more than 50 percentage points over a three year period. In the event of an ownership change, utilization of the NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax exempt rate (which is 4.57% for the month of June 2008). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by the built-in gains at the time of the ownership change that are recognized in the five year period after the change. The U.S. Parent experienced an ownership change on June 20, 2008 due in significant part to the exchange of warrants for common stock.  Current assessment of the annual 382 limit and expected significant net built-in-gains allow management to preliminarily conclude that there will be no limitation on the ability to utilize the NOL within the normal carryforward periods.

During the year ending June 30, 2009, we incurred a significant impairment loss of our oil and gas properties due to the steep decline in global energy prices over that same time period.  As a result, we are in a position of cumulative reporting losses for the current and preceding reporting periods.  The volatility of energy prices and uncertainty of when energy prices may rebound is problematic and not readily determinable by our management.  At this date, this general fact pattern does not allow us to project sufficient sources of future taxable income to offset our tax loss carryforwards and net deferred tax assets. Under these current circumstances, it is management’s opinion that the realization of these tax attributes does not reach the “more likely than not criteria” under FAS 109.  As a result, we have established a valuation allowance of $136 million at June 30, 2009, against our net deferred tax assets.

Our parent adopted the provisions of FIN 48 and applied the guidance of FIN 48-1 as of July 1, 2007.  As of the adoption date, our Parent did not record a cumulative effect adjustment related to the adoption of FIN 48 or have any gross unrecognized tax benefit.  At June 30, 2009, our Parent did not have any FIN 48 liability or gross recognized tax benefit.

Our parent filed our initial tax return for the tax year ended June 30, 2006 as well as the returns for the tax years ended June 30, 2007 and 2008.  These tax years are open for examination by the U.S. and state taxing authorities.

NOTE 15 - CONCENTRATIONS OF CREDIT RISK

Major Customers.  We market substantially all of our oil and natural gas production from the properties we operate. We also market more than half of our oil and natural gas production from the fields we do not operate. The majority of our operated gas, oil and condensate production is sold to a variety of purchasers under short-term (less than 12 months) contracts at market-based prices.

Shell Trading Company (“Shell”) accounted for approximately 65 percent, 62 percent and 35 percent of our total oil and natural gas revenues during the years ended June 30, 2009, 2008 and 2007, respectively. We also sell our production to a number of other customers, and we believe that those customers, along with other purchasers of oil and natural gas, would purchase all or substantially all of our production in the event that Shell curtailed its purchases.

Accounts Receivable.  Substantially all of our accounts receivable result from oil and natural gas sales and joint interest billings to third parties in the oil and gas industry.  This concentration of customers and joint interest owners may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 15 - CONCENTRATIONS OF CREDIT RISK (Continued)

Derivative Instruments.  Derivative instruments also expose us to credit risk in the event of nonperformance by counterparties.  Generally, these contracts are with major investment grade financial institutions and other substantive counterparties.  We believe that our credit risk related to the futures and swap contracts is no greater than the risk associated with the primary contracts and that the elimination of price risk through our hedging activities reduces volatility in our reported results of operations, financial position and cash flows from period to period and lowers our overall business risk.

Cash and Cash Equivalents.  We are subject to concentrations of credit risk with respect to our cash and cash equivalents, which we attempt to minimize by maintaining our cash and cash equivalents with major high credit quality financial institutions.  At times cash balances may exceed limits federally insured by the Federal Deposit Insurance Corporation.

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS

On July 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements.  SFAS No. 157 expands the disclosure requirements for financial instruments and other derivatives recorded at fair value, and also requires that a company’s own credit risk, or the credit risk of the counterparty, as applicable, be considered in determining the fair value of those instruments. The adoption of SFAS No. 157 resulted in a $10 million pre-tax increase in other comprehensive income and a $10 million reduction of our liabilities, at July 1, 2008 to reflect the consideration of our credit risk on our liabilities that are recorded at fair value.

We use various methods to determine the fair values of our financial instruments and other derivatives which depend on a number of factors, including the availability of observable market data over the contractual term of the underlying instrument. For our natural gas and oil derivatives, the fair value is calculated based on directly observable market data or data available for similar instruments in similar markets. For our interest rate derivatives, the fair value may be calculated based on these inputs as well as third-party estimates of these instruments. We separate our financial instruments and other derivatives into two levels (Levels 2 and 3) based on our assessment of the availability of observable market data and the significance of non-observable data used to determine the fair value of our instruments. Our assessment of an instrument can change over time based on the maturity or liquidity of the instrument, which could result in a change in the classification of the instruments between levels. Each of these levels and our corresponding instruments classified by level are further described below:

•
Level 2 instruments’ fair values are based on pricing data representative of quoted prices for similar assets and liabilities in active markets (or identical assets and liabilities in less active markets). Included in this level are our natural gas and oil derivatives whose fair values are based on commodity pricing data obtained from independent pricing sources.

•
Level 3 instruments’ fair values are based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e., supported by little or no market activity). Our valuation models are industry-standard and consider various inputs including third party broker-quoted forward amounts and time value of money.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 16 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Listed below are our financial instruments classified in each level and a description of the significant inputs utilized to determine their fair value at June 30, 2009 (in thousands):

	Level 2	Level 3	Total
Assets:
Natural Gas and Oil Derivatives	$35,242		$35,242

Liabilities:
Natural Gas and Oil Derivatives	$17,076		$17,076
Interest Rate Collar		$3,474	3,474
Total Liabilities	$17,076	$3,474	$20,550

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

Interest Rate Collar
Balance at July 1, 2008	$3,187
Total loss included in other comprehensive income	2,579
Settlements	(2,292)
Balance at June 30, 2009	$3,474

We include fair value information in the notes to the consolidated financial statements when the fair value of our financial instruments is different from the book value.  We believe that the carrying value of our cash and cash equivalents, receivables, accounts payable, accrued liabilities and short-term and long-term debt, other than our high yield facility,  materially approximates fair value due to the short-term nature and the terms of these instruments.  We believe that the fair value of our high yield facility as of June 30, 2009 was $446 million.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 17 — PREPAYMENTS AND ACCRUED LIABILITIES

Prepayments and accrued liabilities consist of the following (in thousands):

	June 30,
	2009	2008

Prepaid expenses and other current assets
Advances to joint interest partners	$7,858	$10,096
Insurance	84	943
Inventory	5,526	625
Other	155	756
Total prepaid expenses and other current assets	$13,623	$12,420

Accrued liabilities
Advances from joint interest partners	$338	$7,487
Interest	5,380	5,269
Accrued hedge payable	8,179	20,153
Undistributed oil and gas proceeds	11,744	31,017
Other	461	2,340
Total accrued liabilities	$26,102	$66,266

NOTE 18 - SUBSEQUENT EVENTS

Insurance Note

On July 22, 2009, we entered into a note to finance a portion of our insurance premiums. The note is for a total face amount of $19.5 million and bears interest at an annual rate of 3.2 percent. The note amortizes over the remaining term of the insurance, which renews June 30, 2010.

Insurance Agreement

In August 2009, we reached a tentative agreement  with our lead insurance underwriters on a $53.0 million global settlement of all outstanding claims related to last year’s hurricane damage (subject to documentation and to approval by the full insurer group).  To the extent it is approved, the $53.0 million cash settlement is expected to be received during our fiscal second quarter, which ends December 31, 2009.  The settlement amount is incremental to $27.9 million of reimbursements received through June 30, 2009 related to hurricane claims.

Debt Exchange Offer

On September 4, 2009 we commenced an exchange offer and consent solicitation in respect of our 10% Senior Notes due 2013 (the “Senior Notes”).  The offer is to exchange up to $360 million principal amount outstanding Senior Notes properly tendered (and not validly withdrawn) and accepted by us for our newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”), subject to proration and reduction to $311 million principal amount of Senior Notes, depending on the aggregate principal amount of Second Lien Notes sold in a concurrent private placement.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 19 - SUPPLEMENTARY FINANCIAL INFORMATION – UNAUDITED

The supplementary data presented herein reflects information for all of our oil and gas producing activities.  Costs incurred for oil and gas property acquisition, exploration and development activities follows:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)
Oil and Gas Activities
Exploration costs	$121,554	$114,639	$67,140
Development costs	168,134	205,681	362,219
Total	289,688	320,320	429,359
Administrative and Other	1,610	9,758	2,468
Total capital expenditures	291,298	330,078	431,827
Property acquisitions
Proved	—	38,124	632,707
Unproved	—	1,892	84,911
Total acquisitions	—	40,016	717,618
Asset retirement obligations and other – net	46,502	13,774	49,429
Total costs incurred	$337,800	$383,868	$1,198,874

We excluded the following costs related to unproved property costs and major development projects:

	Year Ended June 30,
	2009	2008	2007
	(In Thousands)

Unevaluated properties	$137,489	$215,681	$243,981
Wells in progress	27,944	57,692	7,185
	$165,433	$273,373	$251,166

Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. We exclude these costs until the property has been evaluated.  We also allocate a portion of our acquisition costs to unevaluated properties based on relative value.  Costs are transferred to the full cost pool as the properties are evaluated or over the life of the reservoir. The wells in progress will be transferred into the amortization base during fiscal 2010 when the results of the drilling activities are known.

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 19 - SUPPLEMENTARY FINANCIAL INFORMATION – UNAUDITED (Continued)

Estimated Net Quantities of Oil and Natural Gas Reserves

The following estimates of the net proved oil and natural gas reserves of our oil and gas properties located entirely within the United States of America are based on evaluations prepared by third-party reservoir engineers (86 percent of our proved reserves on a valuation basis) and, the remainder, by our engineers. Reserves were estimated in accordance with guidelines established by the SEC and the Financial Accounting Standards Board (“FASB”), which require that reserve estimates be prepared under existing economic and operating conditions with no provisions for price and cost changes except by contractual arrangements. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise that those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as additional performance data becomes available.

Estimated quantities of proved domestic oil and gas reserves and changes in quantities of proved developed and undeveloped reserves in thousands of barrels (“MBbls”) and thousands of cubic feet (“MMcf”) for each of the periods indicated were as follows:

	Crude Oil	Natural Gas	Total
	(MBbls)	(MMcf)	(MBOE)
Proved reserves at June 30, 2006	13,820	64,651	24,595
Production	(2,852)	(18,369)	(5,914)
Extensions and discoveries	4,726	37,235	10,932
Revisions of previous estimates	(523)	(16,233)	(3,229)
Sales of reserves	(224)	(991)	(389)
Purchases of minerals in place	15,393	85,539	29,650
Proved reserves at June 30, 2007	30,340	151,832	55,645
Production	(4,959)	(27,716)	(9,578)
Extensions and discoveries	2,520	7,410	3,755
Revisions of previous estimates	1,909	(11,033)	70
Sales of reserves	(21)	(141)	(45)
Purchases of minerals in place	176	8,846	1,651
Proved reserves at June 30, 2008	29,965	129,198	51,498
Production	(4,146)	(17,472)	(7,058)
Extensions and discoveries	971	32,383	6,368
Revisions of previous estimates	4,147	(10,447)	2,406
Sales of reserves	(64)	(247)	(105)
Proved reserves at June 30, 2009	30,873	133,415	53,109

Proved developed reserves
June 30, 2006	8,922	42,246	15,963
June 30, 2007	20,978	96,751	37,103
June 30, 2008	19,793	77,991	32,792
June 30, 2009	20,183	82,432	33,922

	June 30,
	2009		2008		2007
	Oil (Bbl)	Gas (MMbtu)	Oil (Bbl)	Gas (MMbtu)	Oil (Bbl)	Gas (Mmbtu)
Commodity prices used in determining future cash flows	$69.89	$3.89	$142.46	$13.89	$73.25	$6.80

ENERGY XXI GULF COAST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2009

NOTE 19 - SUPPLEMENTARY FINANCIAL INFORMATION – UNAUDITED (Continued)

Standardized Measure of Discounted Future Net Cash Flows

A summary of the standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is shown below. Future net cash flows are computed using yearend commodity prices, costs and statutory tax rates (adjusted for tax credits and other items) that relate to our existing proved crude oil and natural gas reserves.

The standardized measure of discounted future net cash flows related to proved oil and gas reserves as of June 30, 2009, 2008 and 2007 are as follows (in thousands):

	June 30,
	2009	2008	2007

Future cash inflows	$2,608,640	$5,969,185	$3,197,234
Less related future
Production costs	688,706	986,630	531,253
Development costs	522,193	660,124	582,664
Income taxes	71,876	1,036,581	253,350
Future net cash flows	1,325,865	3,285,850	1,829,967
Ten percent annual discount for estimated timing of cash flows	320,589	776,151	436,813
Standardized measure of discounted future net cash flows	$1,005,276	$2,509,699	$1,393,154

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved crude oil and natural gas reserves follows (in thousands):

	Year Ended June 30,
	2009	2008	2007

Beginning of year	$2,509,699	$1,393,154	$474,498
Revisions of previous estimates
Changes in prices and costs	(2,200,286)	1,628,049	119,317
Changes in quantities	183,783	20,088	(58,122)
Additions to proved reserves resulting from extensions,
discoveries and improved recovery, less related costs	99,024	207,597	298,677
Purchases of reserves in place	-	109,877	859,709
Sales of reserves in place	(5,603)	(1,641)	(5,085)
Accretion of discount	330,143	158,599	57,868
Sales, net of production costs	(306,230)	(491,687)	(268,704)
Net change in income taxes	737,233	(598,896)	(88,656)
Changes in rate of production and other	(342,487)	84,559	3,652
Net change	(1,504,423)	1,116,545	918,656

End of year	$1,005,276	$2,509,699	$1,393,154